Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Experts” and “Senior Securities” in the Prospectus, dated February 24, 2022 and included in this Post-Effective Amendment No. 4 to the Registration Statement (Form N-2, File No. 333-233803) of Franklin BSP Lending Corporation, f/k/a Business Development Corporation of America (the “Registration Statement”).

We also consent to the use of our report dated March 15, 2021, with respect to the consolidated financial statements of Franklin BSP Lending Corporation as of December 31, 2020, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 24, 2022